Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-3 of Cancer Genetics, Inc. and subsidiaries of our report dated April 15, 2019, relating to the consolidated financial statements of Cancer Genetics, Inc. and Subsidiaries as of December 31, 2018 and for the year then ended, before the effects of the adjustments for discontinued operations and a reverse stock-split, appearing in the Annual Report on Form 10-K of Cancer Genetics, Inc. and subsidiaries for the year ended December 31, 2019.

We also consent to the reference to our firm under the heading “Experts” in the Prospectus, which is part of this registration statement.

/s/ RSM US LLP

New York, New York
June 26, 2020